Exhibit (14)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Proxy Statement/Prospectus and Statement of Additional Information constituting parts of this Registration Statement on Form N-14 of our report dated February 14, 2005, relating to the financial statements and financial highlights which appear in the December 31, 2004 Annual Report to Shareholders of the EQ Advisors Trust, which is also incorporated by reference into the Registration Statement. We also consent to the reference to us under the heading “Financial Highlights” in such Registration Statement.

PricewaterhouseCoopers LLP

New York, NY

June 1, 2005